Exhibit 10.8

May 19, 2006

RICHARD PINE

85 Cranberry Run

Southampton, New Jersey 08088

RE: OFFER LETTER OF EMPLOYMENT

Dear Mr. Pine:

U.S. Auto Parts Network, Inc. (“we” or the “Company”) is pleased to extend you an offer of employment on the following terms:

1.	POSITION. You will serve in the full time position of Vice President of Operations of the Company, reporting to the Chief Executive Officer of the Company, who shall monitor and review your performance and have the ability to terminate your employment.

2.	TERM. Your employment shall commence upon May 19, 2006 (the “Commencement Date”) for a period of twenty-four (24) months (the “Term”), unless terminated earlier pursuant to the provisions of Paragraph 7 below. At the end of the Term, your employment with the Company will become “at-will”, which means that you will no longer be employed for any specified period of time and either you or the Company may terminate your employment at any time, with or without cause.

3.	CASH COMPENSATION. The Company will pay you a salary at the rate of $200,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

4.	GRANT OF NON-QUALIFIED OPTIONS. Subject to approval by the Company’s Board of Directors (or its designee) and the closing of the Acquisition contemplated by that certain Acquisition Agreement dated May 19, 2006, to which both the Company and you are parties, upon accepting this offer of employment by signing below, you will receive a five-year option to purchase 498,000 shares of the Company’s common stock (the “Options”). The purchase price per share of the Options shall be the per share price as determined by the Company’s Board of Directors in reliance on an independent appraisal and recent transaction-related valuations. The Options shall be issued pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”), and shall be subject to the terms and conditions of the Plan and any related option grant documentation.

5.	EMPLOYEE BENEFITS. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits programs, about which further details will be provided to you upon acceptance of employment, or earlier upon request, all in accordance with the Company’s policies as in effect from time to time.

6.	ASSIGNMENT OF RIGHTS, NON-SOLICITATION, CONFIDENTIALITY AND NON DISCLOSURE AGREEMENT. You agree to execute the Confidential Information and Invention Assignment Agreement and any related agreements as shall be provided to you by the Company.

7.

TERMINATION: Employment may be terminated by the Company: (i) for cause, as defined below, in which case you shall be entitled to receive only your base salary earned through the date of termination; (ii) without cause, in which case you shall be entitled to receive, (a) the remainder of your base salary for the Term and (b) should you elect continued medical insurance coverage under COBRA, payment of your COBRA premiums for six months, subject to and in accordance with the provisions of COBRA.

For purposes of this Agreement, the following definitions will apply:

“Cause” shall mean (i) an act of dishonesty in connection with your responsibilities as an executive of the Company; (ii) your conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude, (iii) your misconduct which has a material adverse effect on the Company, (iv) your consistent failure to perform your employment duties where such failure is not cured within thirty (30) days after written notice to you by Company, or (v) any violation of the agreement referenced in Paragraph 6 or the terms and conditions of Paragraph 8 herein.

8.	OUTSIDE ACTIVITIES. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company, which consent shall not be unreasonably withheld. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

9.	WITHHOLDING TAXES. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

10.	ENTIRE AGREEMENT. Except as set forth herein, this letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

11.	GOVERNING LAW. This consulting agreement shall be construed, enforced and governed by the internal laws of the State of California (without regard to its choice of law principles).

12.	This offer of employment and your continued employment with the Company are expressly contingent upon the Company receiving the following:

a.	Acceptable results from a background investigation. Any falsification of employment history or educational background will result in withdrawal of the offer and/or termination of employment.

b.	Signed copies of the Company (i) Employee Agreement, (ii) Confidentiality Guidelines, and (iii) Code of Conduct, stating, among other things, that you will keep confidential company information throughout and beyond your employment with the Company.

c.	Satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act of 1990.

We hope that you will find the above terms acceptable. You may indicate your agreement with these terms by signing and dating this letter agreement and returning it to me. By signing this letter agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. This letter is meant to supersede any and all other letters of employment, if any, by and between you and the Company.

We look forward to working with you very soon.

Very truly yours,

/s/ Mehran Nia
Mehran Nia, President and Chief Executive Officer
U.S. Auto Parts Network, Inc.

I have read and accept and agree to the above terms of employment:

/s/ Richard Pine
RICHARD PINE

5/19/2006
Dated

[Signature page for Offer Letter]